Exhibit 99

FINANCIAL NEWS

FOR IMMEDIATE RELEASE

Analyst Contact: Natalie Fischer | 716-857-7315

Media Contact: Karen Merkel | 716-857-7654

National Fuel Announces Executive Management Change

Utility President Donna DeCarolis to Retire;

Will Continue to Serve as a Senior Energy Advisor to National Fuel

Michael Colpoys to Succeed DeCarolis as

President of National Fuel Gas Distribution Corporation

(April 3, 2025) WILLIAMSVILLE, N.Y. – National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) today announced that Donna L. DeCarolis, President of National Fuel Gas Distribution Corporation, the Utility segment of National Fuel Gas Company, has indicated her intention to retire, effective July 1, 2025, after more than 40 years of service.

While Donna retires from the day-to-day management of New York’s largest natural gas only utility, she is being retained as a Senior Energy Advisor for the Company, continuing her role actively representing National Fuel in New York’s statewide energy policy matters. Since 2019 when New York passed the most aggressive climate and decarbonization legislation in the country, DeCarolis has been a staunch advocate for natural gas customers and the need for them to have affordable, reliable and resilient energy options. She has participated in hundreds of community conversations to increase awareness and education on the State’s climate mandates and their potential impact on the lives of New York residents as well as the State’s economy. DeCarolis has been an active presence in Albany identifying real regional differences, and how a policy that might work downstate is potentially harmful for upstate New York due to our more extreme weather and less wealth than metro New York City. Her important role as a vocal advocate in this arena is not going to change, she’ll just be in a different capacity as a senior advisor for National Fuel.

“Donna’s leadership has made a lasting mark on National Fuel and the communities and organizations she has served for more than 40 years,” said David P. Bauer, President and Chief Executive Officer of National Fuel Gas Company. “Her dedication and vision have helped shape the long-term success of our organization, and I am pleased that she will continue to represent the Company in key energy policy matters as a senior advisor. I hope that her next chapter will be as rewarding as her career has been for National Fuel.”

DeCarolis was named President of National Fuel Gas Distribution Corporation, National Fuel’s Utility subsidiary, in February 2019. Prior to that, since 2007, she held the title of Vice President of Business Development for National Fuel Gas Company. During her more than 40-year tenure with the Company, she ascended through several different business areas, including Corporate Investor Relations, Utility Customer Quality Assurance, Corporate Communications, Human Resources, Utility Energy Marketing, Government Affairs, Utility Consumer Business/Customer Service as well as having previously been president of several of the Company’s non-regulated business entities. Active in her support of the community, Donna has served in leadership capacities on the boards of the Business Council of New York, the Buffalo Niagara Partnership, Frank Lloyd Wright’s Darwin Martin House Restoration Complex, Leadership Buffalo, Shea’s O’Connell Preservation Guild, the University at Buffalo’s School of Management, Buffalo Sabres Foundation, Niagara University and the African American Veteran’s Monument.

Shortly after assuming the role of Utility President, DeCarolis was named the second appointment to the New York State Climate Action Council, a 22-member body created in statute under the Climate Leadership and Community Protection Act (Climate Act). The Council was charged with developing a plan to reach New York State’s 2030 and 2050 greenhouse gas emission reduction goals and spent three years developing a final scoping plan, issued December 2022. DeCarolis was one of the three energy industry executives to vote against the Scoping Plan because of unanswered and unaddressed concerns about the Climate Act’s impact on customer affordability, energy reliability, the elimination of customer choice and the overall impact on New York’s ability to maintain its business competitiveness if the state were to decarbonize and electrify everything.

The Company also announced that on July 1, 2025, DeCarolis will be succeeded by Michael Colpoys as President of National Fuel Gas Distribution Corporation. Colpoys is a long-tenured National Fuel officer who has spent much of his career on the Operations side of the industry. With decades of experience in all aspects of utility operations, Colpoys was named Senior Vice President for National Fuel Gas Distribution Corporation in 2021, gaining oversight for all utility field operations in New York and Pennsylvania. In addition, he oversees the Rates and Regulatory Affairs, Energy Services and Gas Supply Administration departments.

Originally from Buffalo, Colpoys started his career in 1987 as a Management Trainee and was promoted to Junior Engineer in 1988. In the following years, he was promoted numerous times, advancing to Assistant Vice President of Distribution Corporation in 2009 and then to Vice President in 2015 of National Fuel Gas Midstream Company where he oversaw the development, construction and operation of the company’s expanding gathering pipelines. In 2016, he was named Vice President of Distribution Corporation. He received a bachelor’s degree in Engineering from Clarkson University and a master’s degree in Business Administration from Penn State Behrend.

Colpoys resides in Erie, Pa., and is actively involved with industry, business and community groups, serving on the boards of Northeast Gas Association, Energy Association of Pennsylvania, Pennsylvania Chamber, Erie Downtown Development Corporation, Penn State Behrend College of Fellows and the 100 Club of Buffalo.

National Fuel is an integrated energy company reporting financial results for four operating segments: Exploration and Production, Pipeline and Storage, Gathering and Utility. National Fuel Gas Distribution Corporation is the Utility segment of National Fuel Gas Company and provides natural gas service for 2.2 million residents in Western New York and Northwestern Pennsylvania. Additional information about National Fuel is available at www.nationalfuel.com.